Exhibit 99.1

DRAFT 3-24-24g - CONFIDENTIAL -

Perfect Moment Reports Fiscal Q3 2024 Results

●	Fiscal Q3 net income of $1.2 million, or $0.23 per basic share and $0.08 per diluted share, driven by ecommerce sales up 23% to record $3.8 million.

●	Record fiscal nine-month revenue at $19.6 million, reflecting growing brand awareness generated by major media wins.

●	Strengthened balance sheet from recent IPO, enabling acceleration in marketing, strategic product line expansion and other growth initiatives.

LONDON, March 25, 2024—(BUSINESS WIRE)—Perfect Moment Ltd. (NYSE American: PMNT), a global luxury lifestyle brand combining fashion with technical performance for skiwear, outerwear, swimwear and activewear, reported results for the three and nine months periods ended December 31, 2023. All comparisons are to the same year-ago period unless otherwise noted.

Fiscal Q3 2024 Financial Highlights

●	Total revenue of $12.7 million, with eCommerce sales up 23% to record $3.8 million.

●	Net income totaled $1.2 million, or $0.23 per basic share and $0.08 per diluted share.

●	Adjusted EBITDA, a non-GAAP metric, was $1.7 million (see definition and reconciliation to GAAP, below).

●	Cash, cash equivalents and restricted cash totaled $3.5 million at December 31, 2023. Pro forma cash position including the company’s initial public offering (IPO) on February 8, 2023, totaled $9.8 million with no long-term debt.

Fiscal Nine Months 2024 Financial Highlights

●	Total revenue up 1% to a record $19.6 million, with eCommerce sales up 28% to record $5.8 million.

●	Gross margin increased to 39.0% from 36.6% in the same year-ago period.

●	Total operating expenses decreased 24% to $9.9 million.

Fiscal Q3 Operational Highlights

●	Perfect Moment total followers across social media platforms, including Instagram, Facebook and TikTok, exceeded 343,000 by quarter-end up nearly 20% since the end of the same year-ago quarter —and currently totals more than 379,000 making Perfect Moment one of the world’s most followed luxury ski brands.

●	The total social audience reached by content posted by U.S. and U.K. key opinion leaders (KOLs) about Perfect Moment was more than 166.8 million during the period. This represents the total combined followers of the celebrities, influencers, models, media publications, and fashion industry notables who organically posted about the brand during the quarter in the U.S. and U.K. (see company’s full definition of KOLs and data sources, below)

●	The total number of global unique visitors per month (UVPM) reached more than 4 billion during the quarter. This is the combined sum of UVPM reached by all global digital media coverage achieved during the quarter.

●	Hosted several brand events across the U.S. and Europe that included top fashion models and social media influencers with collective reach of more than 66.8 million followers.

●	To support greater brand engagement, partnered with Soho House & Co., a global hotel chain and group of private clubs with over 1.4 million Instagram followers and have more than 237,000 members represented by the media, arts and fashion industries.

●	Appointed as CFO Jeff Clayborne, a highly experienced finance professional with a record of driving growth and profitability for start-ups to Fortune 100 companies, including Walt Disney and Universal Music Group. He brings more than 25 years of experience in finance, business development, M&A and accounting after beginning his career at McGladrey & Pullen and KPMG.

●	Significantly strengthened corporate governance with the appointment to the board of directors Berndt Hauptkorn, president of Chanel Europe; and Andre Keijsers, who brings more than 25 years of capital markets, M&A and finance experience, including at a multi-billion-dollar Nasdaq-traded company.

●	Engaged logistics partner Global-E to support better DTC customer experience, sales growth and gross margin improvement.

Q3 Major Media Wins

●	Received broad media coverage during the quarter, including features in US and British Vogue, Condé Nast Traveler, Esquire, Town & Country, Travel & Leisure, Evening Standard, WWD, GQ and Rolling Stone, and accolades from Harper’s BAZAAR, Forbes, Esquire, NY Magazine, ELLE, Glamour, and Haute Living Magazine (LA and Miami).

●	Featured on the front cover of Modern Luxury Aspen’s Holiday 2023/Winter 2024 issue, featuring model Kate Love wearing exclusively Perfect Moment. Included an eight-page fashion feature with Kate Love styled in Perfect Moment’s autumn/winter 2023 (AW23) collection, and a two-page profile feature with Jane Gottschalk. As the top luxury fashion publication in Aspen, Modern Luxury Aspen has 50,000 print subscribers and more than 1.1 million digital readers per month.

Subsequent Event

On February 8, 2024, the company completed an IPO of common stock that generated net proceeds of $6.4 million and began trading on the NYSE American stock exchange. The company’s pro forma cash position following the IPO was $9.8 million, with proforma working capital of $11.3 million and no long-term debt.

Management Commentary

“Our fiscal third quarter represented a special transitional period for Perfect Moment, as we prepared for our NYSE American IPO, onboarded new talent and senior team leaders, and increased our focus on eCommerce sales,” commented Perfect Moment CEO, Mark Buckley.

“Our results for the quarter reflect this transitional period, particularly with the strong growth in eCommerce. Improved production timelines resulted in substantial amount of wholesale shipments typically occurring in the third quarter being accelerated into the second. While it made for a strong second quarter, as a result third quarter revenues were lower compared to the year ago.

“While our nine months revenues were strong, reaching a record for the period, the year-over-year growth was marginal since it compares to an unusual period where we experienced a strong elevation in sales due to the ‘covid rebound in FY2024.’

“To be sure, our sales and brand awareness has been strengthening over the long term, with strong growth over the last three reported fiscal years. Black Friday last November was our biggest yet, generating $1.8 million in sales, up 52% versus the prior year, while achieving higher margins due to strategic limited discounting. This momentum continued into our current fourth quarter, and we anticipate marking another period of record revenues for the fiscal quarter and year.

“Looking to the new fiscal year that begins in April, we are broadening our lifestyle offerings with the launch of a summer product line that we did not have last year. We are also adding a new direct-to-consumer ‘capsule’ collection for the autumn season. With these new lines, combined with our increasing focus on lifestyle offerings, eCommerce and other planned direct-to-consumer and retail initiatives, we look to lessen the predominate effect of our sales for the winter season and see smoother quarterly results over the long term.

“Also underpinning our positive outlook for the new year is our much stronger financial resources, including strong cash position and a debt-free balance sheet— all thanks to the generous participation of our valued new shareholders in our IPO.

“We are now fully focused on executing our product strategies. We’ve just shot our new autumn/winter 2024 collection in Switzerland as we develop our 2025 collection in parallel. These new collections are stunning, so we can’t wait for our customers to see them.

“We are also exploring a channel expansion into retail, so more customers can experience our products in real life. We anticipate this will help us gain greater market share, particularly in the U.S. and Europe. This necessitates building our teams in the U.S. and opening a U.S. fulfillment center, which we also expect to improve our customer experience and margins.

“We have developed a rich marketing eco-system across our entire marketing funnel. We have continued to experience strong growth in social media followers, and especially in the number of celebrities, influencers, models, publications, and fashion industry notables who have organically posted about our brand. We believe we have attracted such a loyal following because of our unique style and how we uniquely combine luxury with technical performance.

“We plan to further leverage our strengthening social media presence and relationships with influencers, and further advance our partnership strategies to drive growth in sales and market share. We address an expanding market for luxury outerwear that is projected to grow at a healthy 6.5% CAGR to reach $23.2 billion by 20281.

“Given these strong industry tailwinds, along with our growing brand awareness, competitive positioning and growth initiatives, we are well positioned to continue to deliver exceptional value to our customers, partners and shareholders in 2025 and beyond.”

Fiscal Q3 Financial Summary

Total revenue decreased 21% to $12.7 million, compared to $16.1 million in the same year ago quarter. The decrease was primarily due to the occurrence of some nontraditional seasonality that affected revenue recognition for the quarter; a substantial amount of wholesale revenue that historically was recorded in the third quarter was instead accelerated into the second quarter due to certain earlier-than-planned customer shipments.

Wholesale revenue totaled $9.0 million in the quarter, down 32% compared to $13.1 million in the same year-ago quarter. In addition to the timing of the aforesaid revenue recognition, the company’s wholesale accounts also had significantly higher purchases in fiscal year 2022 due to the post Covid rebound.

Ecommerce revenue increased 23% to $3.8 million compared to $3.0 million. The increase was attributed to greater brand awareness and a stronger focus on eCommerce.

Gross profit decreased 22% to $4.9 million from $6.2 million in the year-ago quarter. The decrease is primarily attributed to the early shipment of wholesale orders.

Gross margin was 38.2% compared to the 38.4% in the prior year. The change in gross margin remained virtually flat in light of a decrease in higher margin wholesale revenue that is attributed to a strategic shift in eCommerce sales and where the company lowered the number of products discounted while maintaining full prices on core products that increased margins.

Total operating expenses increased 7% to $4.1 million from $3.9 million in the year-ago. The increase was primarily due to increased SG&A expenses as well as increased marketing and advertising expenses to support growth, drive brand awareness, and prepare Perfect Moment for becoming a public company.

Net income totaled $1.2 million, or $0.23 per basic share and $0.08 per diluted share, compared to $3.3 million, or $0.68 per basic share or $0.24 per diluted share, in the same year-ago quarter.

Adjusted EBITDA was $1.7 million, compared to $4.1 million in the same year-ago quarter, with the decline attributed to the occurrence of some nontraditional seasonality that affected revenue recognition for the quarter. A substantial amount of wholesale revenue that historically was recorded in the third quarter was instead accelerated into the second quarter.

Cash, cash equivalents and restricted cash totaled $3.5 million at December 31, 2023, compared to $4.7 million at March 31, 2023. Pro forma cash position including the company’s IPO on February 8, 2023 totaled $9.8 million with no long-term debt.

Fiscal First Nine Months 2023 Financial Summary

Total revenue increased 1% to a record $19.6 million compared to $19.4 million in the same year-ago period.

eCommerce revenue increased 28% to $5.8 million as compared to $4.5 million in the same year-ago period. The increase is attributed to enhanced brand awareness and the company’s increased focus on this direct-to-consumer market channel. eCommerce revenue as a percentage of total revenue increased six percentage points to 29% as compared to 23% in the same year-ago quarter.

Wholesale revenue decreased 7% to $13.8 million as compared to $14.9 million in the same year-ago period. The decrease is attributed to significantly higher purchases in fiscal year 2022 due to the post Covid rebound.

Gross profit increased 8% to $7.6 million compared to $7.1 million in the same year-ago period. Gross margin increased to 39.0% compared to 36.6% in the same year-ago period. The increases in both gross profit and gross margin are primarily driven by less discounting and fewer discount windows, plus the addition of Global-E as a logistics partner.

Total operating expenses decreased 24% to $9.9 million from $13.1 million in the year-ago period. The decrease was primarily due to decreased SG&A, and marketing and advertising expenses.

Net loss totaled $3.0 million or $(0.58) per basic share, compared to net loss $7.8 million or $(1.64) per basic share in the same year-ago period.

Adjusted EBITDA was a loss of $1.2 million, compared to a loss of $1.0 million in the same year-ago period.

About Perfect Moment

Perfect Moment is a luxury lifestyle brand that combines fashion and technical performance for a range of skiwear, outerwear, swimwear and activewear. Perfect Moment creates apparel and products that feature a unique combination of fashion, form, function and fun for women, men and children.

The idea for the Perfect Moment brand was born in Chamonix, France in 1984, when the professional skier and extreme sports filmmaker, Thierry Donard, began making apparel for his team of free-ride skiers and surfers. Donard used his experience to create designs that were characterized by quality, style and performance to enable his athletes to achieve their perfect ski-run or perfect wave-ride: that “perfect moment.”

His designs – combining high performance materials with daring prints and colors – were inspired by his team of free-ride skiers and surfers. Today, the brand continues to draw on its rich heritage of performance garments and statement designs. Retro-inspired vivid and bold color palettes complement technical fabrics to deliver fashion, form, function and fun for women, men and children.

Learn more at www.perfectmoment.com.

Important Cautions Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ from those contained in the forward-looking statements, include those risks and uncertainties described more fully in the section titled “Risk Factors” in the final prospectus for our initial public offering and in our Form 10-Q for the quarter ending December 31, 2023, filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release are made as of this date and are based on information currently available to us. We undertake no duty to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Definition of Key Opinion Leaders

The company defines a key opinion leader (KOL) as a person who is considered an expert on a certain topic and whose opinions are respected by the public due to their trajectory and the reputation they have built. They are typically identified by their reach, social media following and stature. KOL may include but is not limited to celebrities, social media influencers, fashion models, contributors to media publications, and noted members of the fashion industry. There is no official listing or accreditation of KOLs, so the term is subjective, and therefore the list and definition may vary from company to company. The source of the KOLs, social media and audience reach statistics provided in this release are reports by the company’s public relations firm. No reliance should be made upon their accuracy or timeliness.

Industry Statistics

Footnote1: The industry statistics referenced in this press release are from the Luxury Outerwear Market Latest Research Report (2023-2030) as published by Research World here: www.linkedin.com/pulse/global-luxury-outerwear-market-2023-2030-know-largest.

Company Contact

Jeff Clayborne, CFO

Perfect Moment

Tel +44 (0)204 558 8849

press@perfectmoment.com

Investor Contact

Ronald Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7566

https://www.capitalmarketaccess.com/contact

PERFECT MOMENT LTD AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Nine Months Ended December 31, 2023	Nine Months Ended December 31, 2022

Revenues:
Wholesale	$8,974	$13,101	$13,827	$14,917
Ecommerce	3,752	3,045	5,775	4,509
Total Revenue	12,726	16,146	19,602	19,426
Cost of goods sold	(7,860)	(9,944)	(11,966)	(12,325)
Gross Profit	4,866	6,202	7,636	7,101
Operating Expenses:
Selling, general and administrative expenses	(2,659)	(2,442)	(6,839)	(9,762)
Marketing and advertising expenses	(1,479)	(1,440)	(3,081)	(3,309)
Total operating expenses	(4,138)	(3,882)	(9,920)	(13,071)
Gain/(loss) from operations	728	2,320	(2,284)	(5,970)
Interest expense	(403)	(489)	(1,169)	(1,411)
Foreign currency transaction gains/(losses)	879	1,436	473	(457)

Net income/(loss)	1,204	3,267	(2,980)	(7,838)
Other comprehensive gains/(losses)
Foreign currency translation (losses)/gains	(758)	(923)	(407)	645

Comprehensive income/(loss)	$446	$2,344	$(3,387)	$(7,193)

Net income/(loss) per share to common stockholders - basic	$0.23	$0.68	$(0.58)	$(1.64)
Net income/(loss) per share to common stockholders - diluted	$0.08	$0.24	$(0.58)	$(1.64)
Weighted average number of common shares outstanding - basic	5,233,402	4,824,352	5,133,187	4,781,897
Weighted average number of common shares outstanding - diluted	14,236,268	13,778,458	5,133,187	4,781,897

PERFECT MOMENT LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	December 31, 2023	March 31, 2023
	unaudited
Assets
Current assets:
Cash and cash equivalents	$3,370	$4,712
Restricted cash	173	-
Accounts receivable, net	3,487	997
Inventories, net	3,750	2,262
Prepaid and other current assets	679	708
Total current assets	11,459	8,679
Non-current assets:
Property and equipment, net	571	833
Operating lease right of use asset	80	297
Deferred offering costs	923	-
Other non-current assets	51	12
Total non-current assets	1,625	1,142
Total Assets	$13,084	$9,821

Liabilities and Shareholders’ Deficit
Current liabilities:
Trade payables	$2,068	$1,289
Accrued expenses	2,900	1,390
Trade finance facility	999	26
Convertible debt obligations	11,862	10,770
Operating lease obligations, current portion	66	299
Unearned revenue	505	180
Total current liabilities	18,400	13,954
Non-current liabilities:
Operating lease obligations, long-term portion	15	8
Total non-current liabilities	15	8
Total Liabilities	18,415	13,962

Shareholders’ deficit:
Common stock; $0.0001 par value; 100,000,000 shares authorized; 5,233,402 shares and 4,824,352 shares issued and outstanding as of December 31, 2023 and March 31, 2023, respectively	-	-
Series A and Series B convertible preferred stock; $0.0001 par value; 10,000,000 shares authorized: 6,513,780 shares issued and outstanding as of December 31, 2023 and March 31, 2023, respectively	1	1
Additional paid-in capital	38,107	35,910
Accumulated other comprehensive (loss)/income	(204)	203
Accumulated deficit	(43,235)	(40,255)
Total shareholders’ deficit	(5,331)	(4,141)
Total Liabilities and Shareholders’ Deficit	$13,084	$9,821

Pro Forma Balance Sheet Information

At December 31, 2023

(Amounts in thousands, except share and per share data)

(Unaudited)

	Actual	Pro Forma

Assets
Current assets:
Cash and cash equivalents	$3,370	$9,796
Restricted cash	173	173
Other current assets	7,916	7,916
Total current assets	11,459	17,885
Deferred offering costs	923	-
Other non-current assets	702	702
Total non-current assets	1,625	702
Total Assets	$13,084	$18,587

Liabilities and Shareholders’ (Deficit)/Equity
Current liabilities:
Trade payables	$2,068	$2,068
Accrued expenses	2,900	2,900
Trade finance facility	999	999
Convertible debt obligations	11,862	-
Operating lease obligations, current portion	66	66
Unearned revenue	505	505
Total current liabilities	18,400	6,538
Non-current liabilities:
Operating lease obligations, long-term portion	15	15
Total non-current liabilities	15	15
Total Liabilities	18,415	6,553

Shareholders’ (deficit)/equity:
Common shares; $0.0001 par value; 5,233,402 shares issued and outstanding as of December 31, 2023 and 15,578,449 shares on a Pro Forma basis	-	1
Series A and Series B convertible preference shares; $0.0001 par value; 6,513,780 shares issued and outstanding as of December 31, 2023 and 0 shares on a Pro Forma basis	1	-
Additional paid-in capital	38,107	55,472
Accumulated other comprehensive income	(204)	(204)
Accumulated deficit	(43,235)	(43,235)
Total shareholders’ (deficit)/equity	(5,331)	12,034
Total Liabilities and Shareholders’ (Deficit)/Equity	$13,084	$18,587

Use of Non-GAAP Measures

In addition to the company’s results under generally accepted accounted principles (“GAAP”), it presents Adjusted EBITDA as a supplemental measure of the company’s performance. However, adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, financing costs and changes in fair value of derivative liability.

Management considers the company’s core operating performance to be that which its managers can affect in any particular period through their management of the resources that affect the company’s underlying revenue and profit generating operations that period. Non-GAAP adjustments to the company’s results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons the company considers them appropriate for supplemental analysis. In evaluating adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. The company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

	For the Three Months Ended		For the Nine months ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Net income / (loss), as reported	$1,204	$3,267	$(2,980)	$(7,838)

Adjustments:
Interest expense	403	489	1,169	1,411
Stock compensation expense	4	(191)	18	3,890
Amortization of pre-paid marketing	-	371	185	1,113
Depreciation and amortization	138	138	437	408
Income tax benefit	-	-	-	-
Total EBITDA adjustments	545	807	1,809	6,822
Adjusted EBITDA	$1,749	$4,074	$(1,171)	$(1,016)

The company presents adjusted EBITDA because it believes it assists investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance. In addition, the company uses Adjusted EBITDA in developing its internal budgets, forecasts, and strategic plan; in analyzing the effectiveness of the company’s business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with its board of directors concerning the company’s financial performance. Adjusted EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Adjusted EBITDA does not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, the company’s working capital needs;

●	Adjusted EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the adjusted EBITDA does not reflect any cash requirements for such replacements.